Exhibit 99.1

Electric Aquagenics Unlimited (EAU) Announces New Board Members

LINDON, Utah, October 7, 2003 – Electric Aquagenics Unlimited, Inc. (EAU), an innovator in developing products using water electrolysis to disinfect, sanitize and clean surfaces, today announced the election of a new six member board of directors.

Gaylord M. Karren, the company’s co-founder and Chief Executive Officer, was re-elected to the board. Also elected as board members were the following individuals:

John Hopkins, Vice President of Operations for the company and one of the company’s co-founders. Mr. Hopkins is also a co-founder and currently an advisor to H2O AquaCare Franchising Systems, Inc., (now ZEROREZ Franchising Systems, Inc.), an EAU affiliate engaged in the sale and operation of carpet cleaning franchises utilizing products developed and manufactured by the company. Mr. Hopkins is the inventor on two patents related to carpet cleaning. Prior to co-founding EAU, Mr. Hopkins was a founder and President of Venturi Technologies, Inc., a floor and fabric care chain with over 25 locations throughout the United States.

James K. Stone, Vice President of Marketing for EAU and one of its co-founders. Mr. Stone is also a co-founder and currently President of ZEROREZ Franchising Systems, Inc. (see above). Prior to founding the company, Mr. Stone was the owner and President of Venturi Flood & Fire Restoration, Inc., a company specializing in the cleaning and restoration of properties damaged by floods, fires and other natural disasters. Prior to owning Venturi Flood & Fire Restoration, Inc., Mr. Stone was Vice President of Operations for Venturi Technologies, Inc., a floor and fabric care chain with over 25 locations in the U.S. Prior to that, he was the founder and Chief Operating Officer of Pro-Tech Restoration, Inc. and Stone Flood and Fire, which were acquired by Venturi Technologies, Inc. in 1996.

Peter Whitfield, Chairman, Chief Executive Officer and a major shareholder of Universal Air Cargo Pty Ltd., an international air cargo company with operations in the United States, Australia and New Zealand. Prior to purchasing Universal Air Cargo Pty Ltd. in 1987, Mr. Whitfield owned and operated two separate air forwarding and air cargo companies in New Zealand and Australia. From 1966 to 1975 he was employed in various sales management positions with air cargo and forwarding companies in New Zealand, Australia and the United Kingdom. Mr. Whitfield also has financial interests in the wine, digital animation and computer peripheral industries. Mr. Whitfield received his bachelor’s degree in Commerce and Administration from Victoria University in New Zealand.

Gail V. Anderson, Jr., Medical Director of the Harbor-UCLA Medical Center and Assistant Dean of the School of Medicine at UCLA. From 2000 to 2002, Dr. Anderson also served as the Acting Chief Medical Officer for the Department of Health Services of the County of Los Angeles. Prior to 1998 he was Senior Vice President for Medical Affairs at the Grady Health System, and was Associate Dean of the School of Medicine at Emory University in Atlanta, Georgia. Dr. Anderson has been a director of the American College of Emergency Physicians, and has served as the college representative to the Joint Commission on the Accreditation of Healthcare Organizations. He has been an examiner for the American Board of Emergency Medicine for 16 years. Dr. Anderson received his bachelor’s degree from Dartmouth College, medical degree from the University of Southern California, and MBA from the Emory University Business School.

William J. Warwick, recently retired from AT&T after 39 years of service with responsibilities including President of AT&T Consumer Products and Senior Vice President AT&T. In 1993, Mr. Warwick was elected Chairman and CEO, AT&T China. His business activities are numerous and worldwide, having served on many high profile boards of directors and industry associations. He is currently a member of the International Cabinet at the University of North Carolina at Wilmington, North Carolina. Mr. Warwick obtained his BSBA from the University of North Carolina, Chapel Hill, and his MBA from Northwestern University, Chicago.

EAU also announced the formation of an audit committee of the board consisting of Mr. Warwick and Mr. Whitfield, as well as a compensation committee of the board consisting of Mr. Warwick, Mr. Whitfield and Dr. Anderson.

“We are delighted to have assembled such a talented and experienced group of business leaders to serve on our board,” said Gaylord Karren, Chairman and Chief Executive Officer of EAU. “Their presence on the board is a testament to the revolutionary technology we are developing to combat age-old problems of disease and insufficient cleanliness. Each of these highly qualified individuals owns stock in the company, and each will play an active and critical role in helping the company achieve its potential.”

Dr. Anderson, newly elected board member, stated, “After investigating the company and its technology thoroughly, I became convinced that they were onto something. Having spent my entire career in the health care industry, I am acutely aware of the importance of developing products that can clean, sterilize and disinfect surfaces without toxicity. I am excited to be part of the continued development and distribution of such products to the public.”

Mr. Whitfield added, “My initial exposure to the company was when I had the carpets in my home cleaned using a solution of electrolyzed water produced by the company’s equipment. The result was unlike anything I had ever seen, and I instantly became convinced that the company’s products filled a real need.”

About EAU

Electric Aquagenics Unlimited, Inc. (EAU) is a supplier of technologies with numerous applications targeting a wide array of industries. The company’s water-based and completely non-toxic products and services will replace many of the traditional methods and products now being used for cleaning, disinfecting, hydrating and moisturizing.

EAU has solutions for existing bacteria, virus and mold proliferation threats. EAU has documented test results in the food processing, mold remediation and carpet cleaning industries demonstrating unprecedented pathogen killing effectiveness. For more information, visit www.electricaquagenics.com, or contact Investor Relations at 801-443-1031.

Broker Contact:

Joseph Stapley

Nexcore Capital, Inc.

5850 Oberlin Drive, Suite 215

San Diego, CA 92121

(858) 658-9800

jstapley@nexcorecapital.com

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the ability of the company to raise sufficient working capital to carry out its business plans, the long term efficacy of the company’s products, the ability of the company to protect its intellectual property, general economic conditions, possible decrease in demand of the company’s products or services, and increased competition. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the U.S. Securities and Exchange Commission.

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